Exhibit 8.1

Tenaris – List of subsidiaries of Tenaris S.A.

Major operating subsidiaries

We conduct all our operations through subsidiaries. The following table shows the major operating subsidiaries of the Company and its direct and indirect ownership in each subsidiary as of December 31, 2010, 2009 and 2008.

			Percentage Ownership
Company	Country of Organization	Main Activity	2010	2009	2008

Algoma Tubes Inc.	Canada	Manufacture of seamless steel pipes	100%	100%	100%

Confab Industrial S.A. (a)	Brazil	Manufacture of welded steel pipes and capital goods	41%	40%	40%

Dalmine S.p.A	Italy	Manufacture of seamless steel pipes	99%	99%	99%

Hydril Company	U.S.A.	Manufacture and marketing of premium connections	100%	100%	100%

Maverick Tube Corporation	U.S.A.	Manufacture of welded steel pipes	100%	100%	100%

NKKTubes K.K.	Japan	Manufacture of seamless steel pipes	51%	51%	51%

Prudential Steel ULC	Canada	Manufacture of welded steel pipes	100%	100%	100%

S.C. Silcotub S.A.	Romania	Manufacture of seamless steel pipes	100%	100%	100%

Siat S.A.	Argentina	Manufacture of welded steel pipes	82%	82%	82%

Siderca S.A.I.C.	Argentina	Manufacture of seamless steel pipes	100%	100%	100%

Tavsa, Tubos de Acero de Venezuela S.A.(b)	Venezuela	Manufacture of seamless steel pipes	—	—	70%

Tenaris Coiled Tubes LLC (and predecessors)	U.S.A.	Manufacture of coiled tubing	100%	100%	100%

Tenaris Financial Services S.A.	Uruguay	Financial services	100%	100%	100%

Tenaris Global Services S.A.	Uruguay	Holding company and marketing of steel pipes	100%	100%	100%

Tenaris Investments Ltd.	Ireland	Holding company and financial services	100%	100%	100%

Tubos de Acero de México S.A.	Mexico	Manufacture of seamless steel pipes	100%	100%	100%

Tubos del Caribe Ltda.	Colombia	Manufacture of welded steel pipes	100%	100%	100%

(a)	Tenaris holds 99% of the voting shares of Confab Industrial S.A.
(b)	In 2009, the Venezuelan government announced the nationalization of Tavsa. For more information on the Tavsa nationalization process, see note 32 “Processes in Venezuela-Nationalization of Venezuelan Subsidiaries” to our audited consolidated financial statements included in this annual report.